Filed Pursuant to Rule 433 Dated November 1, 2024 Registration No. 333-261476
The Bank of Nova Scotia Senior Note Program, Series A ETF Linked Securities

Market Linked Securities – Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to The Energy Select Sector SPDR® Fund due December 1, 2027

Term Sheet to the Preliminary Pricing Supplement dated October 31, 2024

Summary of Terms

Issuer	The Bank of Nova Scotia (the “Bank”)
Market Measure	Energy Select Sector SPDR® Fund (the “Fund”) (Bloomberg Ticker: XLE)
Fund Underlying Index:	The Energy Select Sector Index
Pricing Date*	November 25, 2024
Issue Date*	November 29, 2024
Face Amount (Original Offering Price)	$1,000 per security
Automatic Call Feature

If the fund closing price of the Fund on the call date is greater than or equal to the starting price, the securities will be automatically called and, on the call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the call premium.

Call Date*:	December 1, 2025, subject to postponement
Call Settlement Date	Three business days after the call date, subject to postponement
Call Premium	At least 14.00% of the face amount, or at least $140.00 per $1,000 face amount of the securities (to be determined on the pricing date)
Maturity Payment Amount (per security)

If the securities are not automatically called on the call date:

●if the ending price is greater than the starting price:

$1,000 + ($1,000 × fund return × upside participation rate);

●if the ending price is less than or equal to the starting price and greater than or equal to the threshold price:

$1,000; or

●if the ending price is less than the threshold price:

$1,000 + [$1,000 × (fund return + buffer amount)]

Final Calculation Day	November 26, 2027, subject to postponement
Stated Maturity Date*	December 1, 2027, subject to postponement
Starting Price	The fund closing price of the Fund on the pricing date
Ending Price	The fund closing price of the Fund on the final calculation day
Threshold Price	90% of the starting price
Buffer Amount	10.00%
Upside Participation Rate	125%
Underlying Fund Return	(ending price – starting price) / starting price
Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agents**

Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC (“WFS”).

WFS will receive a discount of up to 2.575%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 2.00%, and WFA may receive a distribution expense fee of 0.075%.

CUSIP / ISIN	06418TAR0 / US06418TAR05
Material Canadian and U.S. Tax Consequences	See the preliminary pricing supplement.
*	Subject to change.
**	In respect of certain securities, we may pay a fee of up to $3.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile***

*** Assumes the call premium is equal to the minimum of call premium specified herein.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the Fund, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the Fund at the upside participation rate.

If the securities are not automatically called and the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of the buffer amount and will lose some, and possibly up to 90%, of the face amount of your securities at maturity.

If the securities priced today, the estimated value of the securities would be between $927.93 (92.793%) and $957.93 (95.793%) per $1,000 face amount. See “Estimated Value of the Securities” in the preliminary pricing supplement.

Preliminary pricing supplement:

http://www.sec.gov/Archives/edgar/data/9631/000183988224036891/bns_424b2-21261.htm

The Bank of Nova Scotia (“BNS”) has filed a registration statement (which includes a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BNS has filed with the SEC for more complete information about BNS and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. BNS’s Central Index Key, or CIK, on the SEC website is 9631. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BNS faces risks that are specific to its business, and we encourage you to carefully consider these risks before making an investment in its securities.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus.

This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the preliminary pricing supplement, underlier supplement, product supplement, prospectus supplement, and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

●If The Securities Are Not Automatically Called And The Ending Price Is Less Than The Threshold Price, You Will Lose Some, And Possibly Up To 90%, Of The Face Amount Of Your Securities At Stated Maturity.

●No Periodic Interest Will Be Paid On The Securities.

●If The Securities Are Automatically Called, Your Return Will Be Limited to the Call Premium.

●You Will Be Subject To Reinvestment Risk.

●The Call Settlement Date Or The Stated Maturity Date May Be Postponed If The Call Date Or The Final Calculation Day Is Postponed.

Risks Relating To An Investment In the Bank’s Debt Securities, Including The Securities

●Your Investment Is Subject To The Credit Risk Of The Bank.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

●The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Offering Price Is Likely To Adversely Affect Secondary Market Prices.

●The Bank's Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

●The Bank's Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others' Estimates.

●The Bank's Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

●If The Price Of The Fund Or Its Constituent Stocks Changes, The Market Value Of Your Securities May Not Change In The Same Manner.

●The Price At Which The Securities May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

●The Securities Lack Liquidity.

Risks Relating To The Fund

●Investing In The Securities Is Not The Same As Investing In The Fund.

●Historical Values Of The Market Measure Should Not Be Taken As An Indication Of The Future Performance Of The Market Measure During The Term Of The Securities.

●Changes That Affect A Fund Or Its Fund Underlying Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

●We, The Agents And Our Respective Affiliates Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In A Fund Or Its Fund Underlying Index.

●We, The Agents And Our Respective Affiliates Have No Affiliation With Any Fund Sponsor Or Fund Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

●An Investment Linked To The Shares Of A Fund Is Different From An Investment Linked To Its Fund Underlying Index.

●There Are Management And Liquidity Risks Associated With A Fund.

●Anti-dilution Adjustments Relating To The Shares Of A Fund Do Not Address Every Event That Could Affect Such Shares.

●The Securities Are Subject To Risks Associated With The Sector Tracked By The Fund.

Risks Relating To Hedging Activities And Conflicts Of Interest

●A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Any Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.

●Hedging Activities By The Bank And/Or The Agents May Negatively Impact Investors In The Securities And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Securities.

●Market Activities By The Bank Or The Agents For Their Own Respective Accounts Or For Their Respective Clients Could Negatively Impact Investors In The Securities.

●The Bank, The Agents And Their Respective Affiliates Regularly Provide Services To, Or Otherwise Have Business Relationships With, A Broad Client Base, Which Has Included And May Include Issuers Of An Underlying Stock, The Sponsor Or Investment Advisor For A Fund And/Or The Issuers Of Securities Included In An Index Or Held By A Fund.

●Other Investors In The Securities May Not Have The Same Interests As You.

●There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

Risks Relating To Canadian And U.S. Federal Income Taxation

●The Tax Consequences Of An Investment In The Securities Are Unclear. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in the preliminary pricing supplement.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.